FOR IMMEDIATE RELEASE

Infinium Labs Expands Content Strategy and Acquisition Capabilities

Sarasota, Fla. - July 14, 2005 - Infinium Labs (OTC BB: IFLB) today announced that it has engaged the services of Anthony Jacobson, chief executive officer of The Mauretania Import Export Company (TMIEC) and a recognized leader in the videogame industry, to expand the content strategy and content acquisition efforts for its flagship Phantom® Game Service.

Jacobson and TMIEC will focus on expanding Infinium Labs’ reach into the videogame developer and publisher community to build upon the library of game titles that have already been committed for launch. The company previously announced support for the Phantom Game Service from nearly two dozen leading videogame publishers and developers.

“Anthony has over a decade of experience in the entertainment industry, working for companies such as Sony Pictures, Carbon6, and the William Morris Agency,” said Kevin Bachus, Infinium Labs’ president and chief operating officer. “This experience will strengthen our content acquisition efforts and help us deliver the widest and most compelling range of video games to subscribers of the Phantom Game Service.”

“Game developers and publishers have an incredible opportunity with the Phantom Game Service to deliver the on-demand convenience consumers want while recognizing a new incremental revenue stream,” said Anthony Jacobson, chief executive officer of TMIEC, “I sincerely look forward to expanding upon the impressive catalog of games Infinium Labs has already secured and providing a strong bridge between the game publishing community and the Phantom Game Service.”

About TMIEC
Based in Los Angeles, CA, The Mauretania Import Export Company is a videogame, film, and television production company that specializes in developing and building multimedia brands. TMIEC also offers consulting and management services to clients who need help strengthening their intellectual property or brand. Its mission is to build and ensure the highest quality products in multiple media based on a given brand. For more information, please visit www.tmiec.com.

About Infinium Labs
Based in Sarasota, Fla., Infinium Labs (OTC BB: IFLB) is in development of The Phantom Game Service, the first end-to-end, on-demand game service. Delivered over broadband, the Phantom Game Service will offer casual and avid gamers a broad library of titles, available anytime, day or night, from the comfort of their living room. Infinium Labs is led by a management team with extensive experience in interactive media, entertainment, broadband services, technology and video games. For more information, please visit www.phantom.net.

Safe Harbor Statement
Certain statements included in this press release may constitute forward-looking statements. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors including, but not limited to: the development of the Infinium Labs technology, the successful marketing and distribution of the Phantom Game Service, acceptance by the market of Infinium Labs, products and technology, competition and timing of projects and trends in the gaming industry, as well as other factors expressed from time to time in filings Infinium Labs will make with the Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with periodic filings Infinium Labs makes with the SEC. The forward looking statements contained herein are made only as of the date of this press release, and Infinium Labs undertakes no obligation to publicly update such forward looking statements to reflect subsequent events or circumstances.

Contact for Infinium Labs:
James Roberts
(941) 556-8004
jroberts@phantom.net

Infinium Labs, Inc.
2033 Main Street Suite 309
Sarasota, FL 34237
Email. info@infiniumlabs.com
www.infiniumlabs.com
www.phantom.net